Exhibit 21.1
SUBSIDIARIES AND AFFILIATES OF NII HOLDINGS, INC.
(as of December 31, 2006)

Jurisdiction of
Corporation	Incorporation
Nextel International (Services) Ltd.	Delaware, USA
NII Funding Corp	Delaware, USA
NII Aviation, Inc.	Delaware, USA
McCaw International (Brazil), Ltd.	Virginia, USA
Airfone Holdings, Inc.	Delaware, USA
Nextel Telecomunicações S.A.	Brazil
Nextel Telecomunicações Ltda.	Brazil
Nextel Telecomunicações de Longa Distancia Ltda.	Brazil
NII Holdings (Cayman), Ltd.	Cayman Is.
Centennial Cayman Corp.	Cayman Is
Nextel Chile S.A.	Chile
Centennial Cayman Corp. Chile S.A.	Chile
Multikom S.A.	Chile
Conect S.A.	Chile
Nextel International (Argentina), Ltd.	Cayman Is.
Nextel Communications Argentina S.A.	Argentina
Radio Movil Digital Argentina S.A.	Argentina
Nextel International (Indonesia) LLC	Cayman Is.
Nextel International (Peru) LLC	Cayman Is.
Nextel del Perú S.A.	Peru
Nextel Servicios Integrados S.R.L.	Peru
Millicom Peru S.A.	Peru
Nextel International (Mexico), Ltd.	Delaware, USA
Comunicaciones Nextel de México, S.A. de C.V.	Mexico
Multifon, S.A. de C.V.	Mexico
Prestadora de Servicios de Radiocomunicación, S.A. de C.V.	Mexico
Radiophone, S.A. de C.V.	Mexico
Fonotransportes Nacionales S.A. de C.V.	Mexico
Fonotransportes, S.A. de C.V.	Mexico
Servicios NII, S.A. de C.V.	Mexico
NII Telecom, S.R.L. de C.V.	Mexico
Teletransportes Integrales, S.A. de C.V.	Mexico
Servicios de Radiocomunicación Móvil de México, S.A. de C.V.	Mexico
Inversiones Nextel de México, S.A. de C.V.	Mexico
Delta Comunicaciones Digitales, S.A. de C.V.	Mexico
NII PCS, S.A. de C.V.	Mexico
Cosmofrecuencias, S.A. de C.V.	Mexico
Operadora de Comunicaciones, S.A. de C.V.	Mexico
Nextel International (Uruguay), Inc.	Delaware, USA
Nextel Uruguay S.A.	Uruguay